Exhibit (g)(2)

FUND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made as of October 5, 2012 by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Fund Accounting Agent”), and each Fund (as defined below) on behalf of each of its Portfolios (as defined below).

WHEREAS, each of the Funds wishes to retain the Fund Accounting Agent to provide accounting services for each of the Portfolios, and the Fund Accounting Agent wishes to render such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.	DEFINITIONS. As used in this Agreement:

“Applicable Authorities” means all laws applicable to a Fund or the Fund Accounting Agent, including without limitation the Securities Laws and all other applicable rules, regulations, official interpretations and guidance of a regulatory entity or agency having jurisdiction over a Fund or the Fund Accounting Agent.

“Authorized Person” means any of the persons duly authorized by the applicable Fund Board of Trustees or Directors to give Proper Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of the Fund or one or more of its Portfolios as set forth in a certificate (which shall also set forth any limitations on such Persons’ scope of authority), such certificate to be executed by the Secretary or Assistant Secretary of the applicable Fund, as the same may be revised from time to time.

“CEA” means the Commodities Exchange Act, as amended.

“Custodian” means, for each Portfolio, the custodian identified opposite such Portfolio’s name on Exhibit A.

“Funds” means the investment companies identified on Exhibit A annexed hereto, and such additional Funds made subject to this Agreement pursuant to Section 12(c) hereof.

“Governing Documents” means, with respect to each of the Portfolios, (i) the declaration of trust, charter or other constituting document of the Fund of which the Portfolio is a series or portfolio, (ii) the currently effective prospectus under the 1933 Act, (iii) the most recent statement of additional information, and (iv) a certified copy of the applicable Fund Board’s resolution approving the engagement of the Fund Accounting Agent to provide accounting services hereunder.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Manager” means, with respect to each Portfolio, the investment adviser or manager identified opposite such Portfolio’s name on Exhibit A.

“Portfolios” means the separate series or portfolios of the Funds, and, as applicable, the separate classes of each such Portfolio, identified on Exhibit A hereto, and such additional Portfolios made subject to this Agreement pursuant to Section 12(c) hereof, and, in the case of any closed-end investment company or other Fund for which no separate series or portfolio is so identified, the Fund itself.

“Proper Instructions” means written instructions given by an Authorized Person to the Fund Accounting Agent in such form and manner as the Fund Accounting Agent and the Funds shall agree upon from time to time, including communications effected directly between protected electromechanical or electronic devices, in each case in accordance with such testing and authentication procedures as may be agreed to from time to time by the Fund Accounting Agent and the Funds (“Written Instructions”) and, subject to any limitations in scope of authority, may be oral instructions (“Oral Instructions”) received by the Fund Accounting Agent in such manner and with such testing and authentication procedures as the Fund Accounting Agent and the Funds shall agree upon from time to time, from a person reasonably believed by the Fund Accounting Agent to be an Authorized Person.

“SEC” means the Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

“Shares” mean the shares of beneficial interest of any Portfolio.

2.	APPOINTMENT. Each of the Funds hereby engages the Fund Accounting Agent as the Fund’s fund accounting agent to provide accounting services to each of the Portfolios in accordance with the terms set forth in this Agreement. The Fund Accounting Agent accepts such engagement and agrees to furnish such services in accordance with the provisions of this Agreement.

3.	DUTIES OF THE FUND ACCOUNTING AGENT.

(a) The Fund Accounting Agent shall maintain the books of account of each Portfolio and shall perform the following duties for each Portfolio:

(i) Record general ledger entries for investment, capital share and income and expense activities;

(ii) Calculate daily expenses, calculate daily income, reconcile daily activity to the trial balance and update the cash availability throughout the day as required by the applicable Fund or its Manager;

(iii) Maintain individual ledgers detailing investment securities activities;

(iv) Record changes in investment holdings resulting from stock splits, stock dividends, capital reorganizations and other corporate actions affecting outstanding securities;

(v) Reconcile cash and investment balances of the Portfolio with the Custodian, and provide the Portfolio’s Manager daily with estimates of the beginning cash balance available for investment purposes;

(vi) Calculate various contractual expenses (e.g., advisory and custody fees), monitor expense accruals and notify an officer of the Fund of any proposed adjustments, and control all disbursements and authorize such disbursements upon Written Instructions;

(vii) Calculate the market value of each Portfolio’s securities and other investments daily (as more fully described below) and transmit the same to the Portfolio’s Manager;

(viii) Calculate capital gains and losses, and determine the net income of each Portfolio;

(ix) Calculate daily, and more frequently as may be required by the Governing Documents or requested by the applicable Fund or its Manager, the net asset value of each Portfolio and promptly transmit the same pursuant to Written Instructions, which may be standing instructions;

(x) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, average dollar-weighted maturity for each Portfolio;

(xi) Promptly provide or otherwise make available such reports and statements to the applicable Portfolio’s Manager, on a daily or less frequent basis, as shall be reasonably requested by the applicable Fund or its Manager and as may be agreed to by the Fund Accounting Agent, such agreement not to be unreasonably withheld; and transmit a copy of the daily portfolio valuation to the Portfolio’s Manager; and

All amounts to be calculated or computed by the Fund Accounting Agent hereunder shall be calculated or computed in accordance with the method, if any, set forth in the applicable Portfolio’s then current prospectus and in the most current valuation policy approved by the Board of Trustees or Directors of the applicable Fund that has been provided to the Fund Accounting Agent by an Authorized Person. Each Fund shall provide timely prior notice to the Fund Accounting Agent of any modification in the manner in which such calculations to be performed, and the Fund Accounting Agent shall not be responsible for any revisions to calculation methods unless such revisions are communicated in writing to the Fund Accounting Agent. To the extent that there may be multiple methods of making any such calculation or computation, the Fund Accounting Agent shall identify the available methods of calculation or computation to the applicable Funds and/or Portfolios and shall employ such methods as may be specified to the Fund Accounting Agent by means of Written Instructions.

(b) The Fund Accounting Agent undertakes to comply with all applicable requirements of Applicable Authorities having jurisdiction over the Fund Accounting Agent with respect to the duties to be performed by the Fund Accounting Agent hereunder.

(c) Without limitation of the generality of the preceding subsection (b), the Fund Accounting Agent shall create, maintain and retain accounting records for each Portfolio in such a manner as will meet the obligations of the Fund under the 1940 Act, including without limitation the requirements of Section 31 thereof and Rules 31a-l and 31a-2 thereunder. All such records shall be the property of the applicable Fund and shall at all times during the regular business hours of the Fund Accounting Agent be open for inspection by duly authorized officers, employees or agents of the applicable Fund, the independent public accountants of the applicable Fund, and employees and agents of the SEC. The Fund Accounting Agent shall preserve for the period(s) required by (i) the 1940 Act, and (ii) any court order, regulatory action or subpoena communicated to the Fund Accounting Agent by the Funds, the records required to be maintained thereunder. All such books and records shall be maintained in a form acceptable to the applicable Fund, and shall be reasonably arranged and indexed by the Fund Accounting Agent in a manner that permits reasonably prompt location, access and retrieval of any particular record, including, if requested by a Fund, within the time period specified by Applicable Authorities. The Fund Accounting Agent shall not destroy any files, records or documents created or maintained by the Fund Accounting Agent pursuant to this Agreement except in accordance with its record retention policy as communicated to the Funds from time to time or if such destruction is authorized by the Fund by means of Written Instructions. Upon a Fund’s request, the Fund Accounting Agent shall promptly surrender to such Fund all books and records of the Fund maintained by the Fund Accounting Agent pursuant to this Agreement in the format reasonably specified by the Fund.

(d) For purposes of calculating the market value of a Portfolio investment, the Fund Accounting Agent shall utilize prices obtained from sources designated by the Portfolio’s Manager (collectively, the “Authorized Price Sources”) on the Price Source Schedule annexed hereto as Exhibit B, as the same may be amended by the applicable Fund and the Fund Accounting Agent from time to time, or otherwise designated by means of Written Instructions (the “Price Source Authorization”). If such prices are not available from Authorized Price Sources or for any reason appear to the Fund Accounting Agent to be not reliable, the Fund Accounting Agent shall notify the Portfolio’s Manager in a timely manner and shall follow procedures that may be established from time to time between the parties hereto for the purposes of establishing the value of such Portfolio investment. The Fund Accounting Agent shall not override valuations received from an Authorized Price Source without Written Instructions from an Authorized Person . The Fund Accounting Agent shall provide such further valuation services, including without limitation back-testing and stale price reviews, as shall be reasonably requested by the applicable Fund or the Portfolio’s Manager from time to time, and shall make available to the Portfolio’s Manager from time to time such information or data about any Authorized Price Sources as may be reasonably requested by the Fund or the Portfolio’s Manager and that is otherwise available to the Fund Accounting Agent, all as may be agreed to by the Sub-Accounting Agreement, such agreement not to be unreasonably withheld.

(e) The Fund Accounting Agent shall provide information from the books and records of the Funds to their respective independent public accountants, along with such other analyses and summaries as may be reasonably requested by the Fund or the Portfolio’s Manager and as may be mutually agreed to by the Fund and the Fund Accounting Agent.

(f) In order to minimize the disruption of the services to be provided under this Agreement or any exhibit, schedule or annex hereto, the Fund Accounting Agent shall implement and maintain directly or through third parties contingency facilities and procedures reasonably designed to provide for periodic back-up of the computer files and data with respect to the Portfolios and emergency use of electronic data processing equipment to provide services under this Agreement or any exhibit, schedule or annex hereto. The Fund Accounting Agent shall, upon reasonable request, discuss with senior management of the Funds such disaster recovery plan and shall, upon reasonable request, provide a high-level presentation summarizing such plan. In the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Fund Accounting Agent’s control, the Fund Accounting Agent shall, at no additional expense to the Funds, Portfolios or their Managers, take reasonable steps to minimize service interruptions.

(g) Upon any termination of services hereunder (whether as to only certain Funds or Portfolios or as to all services under this Agreement), the Fund Accounting Agent shall take commercially reasonable steps, without additional compensation (except as may be specifically agreed in writing by the applicable Fund or Manager in connection with any special or unduly burdensome transitional arrangements), to transfer the books and records and any other property of the applicable Fund held hereunder to a successor provider of accounting services and to provide reasonable assistance in connection with the transition, provided however, that such reasonable assistance shall be limited to a period of one hundred and eighty (180) days, or such longer period and at such additional compensation as the parties may agree upon.

(h) Annually, and as may otherwise be reasonably requested by a Fund, the Fund Accounting Agent shall deliver to such Fund a copy of each SSAE 16 Type 2 audit report (or any comparable successor report thereto) prepared in accordance with all applicable industry standards by a qualified independent third party with respect to services hereunder.

(i) The Fund Accounting Agent will maintain systems that allow each Fund to access and download on a remote basis such information maintained in the Fund Accounting Agent’s databases as may be agreed upon from time to time in writing by any Fund and the Fund Accounting Agent.

4A.	PERFORMANCE GOALS.

The Fund Accounting Agent and the Funds may from time to time agree to document the manner in which they expect to deliver and receive the services contemplated by this Agreement. The parties agree that such document (s) (hereinafter referred to as “Service Level Document(s)”) reflect performance goals and any failure to perform in accordance with the provisions thereof shall not in and of itself be considered a breach of contract that gives rise to contractual or other remedies unless the parties mutually expressly agree otherwise. It is the intention of the parties that the first course of action for the initial failure to perform in accordance with the provisions of a Service Level Document, or any dispute relating to performance goals set forth in a Service Level Document, will be a meeting of the parties to resolve the failure pursuant to the consultation procedure described below and in accordance with the escalation process set forth in the Service Level Document. Nothing in this Section 4A shall modify any party’s applicable standard of care under this Agreement, and the holding of such meeting of the parties shall not be construed to prevent a party from pursuing any remedy otherwise available to it pursuant to this Agreement.

If a party to this Agreement is unable to meet the provisions of a Service Level Document, or in the event that a dispute arises relating to performance goals set forth in a Service Level Document, any party to this Agreement shall first address any concerns it may have by requiring a consultation with the other party. The purpose of the consultation procedure is to endeavor to resolve a failure to meet the provisions of a Service Level Document. If a consultation occurs pursuant to this Section 4A, all parties must negotiate in good faith to endeavor to accomplish the following:

(a)	implement changes which will enable the Service Level Document provisions to be more regularly met;

(b)	agree to alternative Service Level Document provisions which meet the parties’ respective business requirements; or

(c)	otherwise find a solution such that, within 30 days after the consultation, the inability to meet the Service Level Document provisions is substantially less likely to occur in the future.

4.	DELIVERY OF DOCUMENTS AND INFORMATION.

(a) Upon becoming a party to this Agreement, each of the Funds shall provide the Fund Accounting Agent with a copy of its Governing Documents (unless the same has previously been provided to the Fund Accounting Agent), and will provide the Fund Accounting Agent with a copy of amendments, supplements and modifications thereof from time to time.

(b) Each Fund on a timely basis shall provide, or cause to be provided by the applicable Manager, transfer agent, Custodian or other Portfolio service provider, data, notices and other information regarding Portfolio activities requisite for, and as a condition to, the performance of the Fund Accounting Agent’s duties pursuant to Section 2 hereof, including without limitation information as to the following: securities trade authorizations, currency transactions, cash transaction reports, portfolio process, exchange rates, capital stock activity reports, portfolio securities activities, schedule of dividends or distributions, dividend or distribution declarations, dividend reconciliations/confirmations, corporate actions, service provider fee schedules, Portfolio budgets (including expense budgets), and Fund accounting policy determinations (including amortization and complex investment policies); provided, however, that for the avoidance of doubt, a Fund’s failure to deliver information requisite for the Fund Accounting Agent’s performance of a particular duty hereunder shall not excuse the Fund

Accounting Agent’s performance of its other duties under this Agreement, unless such information is required for the Fund Accounting Agent’s performance of such other duties. The Fund Accounting Agent shall be entitled and instructed to rely upon such information and the Fund Accounting Agent shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of such furnished information.

5.	PROPER INSTRUCTIONS.

(a) Each Fund, directly or through the applicable Manager, as the case may be, shall communicate instructions in a timely manner to the Fund Accounting Agent by Proper Instructions, except as otherwise specifically provided by this Agreement.

(b) The applicable Fund, as the case may be, agrees promptly to forward or cause to be forwarded to the Fund Accounting Agent Written Instructions confirming Oral Instructions, provided that that failure of such confirming Written Instructions to be received by the Fund Accounting Agent shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions, and provided further that if Written Instructions confirming Oral Instructions are inconsistent with such Oral Instructions, any actions of the Fund Accounting Agent prior to receipt of such Written Instructions shall not be invalidated and the only obligation of the Fund Accounting Agent in connection therewith shall be to promptly notify the Manager of the applicable Fund of such inconsistency.

(c) The Fund Accounting Agent shall be entitled to rely upon any Proper Instructions it receives from a person reasonably believed by the Fund Accounting Agent to be an Authorized Person pursuant to this Agreement. Where Proper Instructions reasonably appear to have been received from an Authorized Person, the Fund Accounting Agent shall incur no liability to the Fund in acting upon such Proper Instructions which are transmitted with testing or authentication pursuant to terms and conditions agreed to by the Fund Accounting Agent and the Fund or a Portfolio’s Manager from time to time.

6.	STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

(a) The Fund Accounting Agent shall be obligated to exercise in the performance of its duties hereunder reasonable care, prudence and diligence such as a person having responsibility for the provision of accounting services to management investment companies registered under the 1940 Act would exercise, to act in good faith and to use commercially reasonable efforts in performing services provided for under this Agreement, and shall not be liable for any damages arising out of its performance of or failure to perform its duties under this Agreement except to the extent that such damages are reasonably foreseeable and arise directly out of the Fund Accounting Agent’s willful misfeasance, bad faith, negligence or otherwise from a breach of this Agreement.

(b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) the Fund Accounting Agent shall not be liable for losses suffered by any of the Funds due to factors beyond its reasonable control (including acts of civil or military authority, national emergencies, general work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply), provided that the Fund Accounting Agent has acted in accordance with the provisions of Section 3(f) above; and provided further that, for the avoidance of doubt, a Fund’s failure to perform its obligations under this Agreement shall be excused to the extent that such failure to perform is caused by or results from the Fund Accounting Agent’s aforementioned failure to perform, and (ii) the Fund Accounting Agent shall not be liable for the validity or invalidity or authority or lack thereof of any Proper Instruction, except as set forth in Section 5(b) and (c).

(c) The applicable Fund agrees to indemnify and hold harmless the Fund Accounting Agent and its affiliates from all taxes, charges, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Laws and any state or foreign securities and blue sky laws, and amendments thereto), and expenses, including without limitation reasonable attorneys’ fees and reasonable disbursements (including, without limitation, those incurred in asserting any claim by the Fund Accounting Agent against the Fund arising from the obligations of the Fund hereunder), arising from any action or omission to act which the Fund Accounting Agent or its affiliate takes in accordance with the terms of this Agreement; provided that the Fund Accounting Agent and its affiliates shall not be indemnified against any liability (or any expenses incident to such liability) to the extent arising out of the Fund Accounting Agent’s or its affiliate’s own willful misfeasance, bad faith, negligence or breach of this Agreement. Notwithstanding the foregoing, in no event shall a Fund incur liability to the Fund Accounting Agent or its affiliates if the Fund is prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of factors beyond the Fund’s reasonable control (including acts of civil or military authority, national emergencies, general work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riots, terrorism, nationalization or expropriation, currency restrictions, or failure of the mails, transportation, communication or power supply); provided, however, that for the avoidance of doubt, the Fund Accounting Agent’s failure to perform its obligations under this Agreement shall be excused to the extent that such failure to perform is caused by or results from the Fund’s aforementioned failure to perform.

(d) The Fund Accounting Agent agrees to indemnify and hold harmless the Funds from all taxes, charges, assessments, claims and liabilities arising from the Fund Accounting Agent’s failure to meet its obligations pursuant to this Agreement (including, without limitation, liabilities arising under the Securities Laws, and any state and foreign securities and blue sky laws, and amendments thereto) and expenses, including without limitation reasonable attorneys’ fees and reasonable disbursements (including, without limitation, those incurred in asserting any claim by any Fund against the Fund Accounting Agent arising from the obligations of the Fund Accounting Agent hereunder), to the extent that such damages are reasonably foreseeable and arise directly out of the Fund Accounting Agent’s or its affiliate’s own willful misfeasance, bad faith, negligence or breach of this Agreement, provided that the Funds shall not be indemnified against any liability (or any expenses incident to such liability) to the extent arising out of a Fund’s or its affiliates’ own willful misfeasance, bad faith, negligence or breach of this Agreement.

(e) Upon the occurrence of any event that causes or may cause any loss, damage or expense to one or more Funds or Portfolios, the Fund Accounting Agent (i) shall reasonably promptly notify each such Fund or Portfolio of the occurrence of such event and (ii) shall use commercially reasonable efforts and take reasonable steps under the circumstances to mitigate the effects of such event and to avoid continuing harm to each such Fund or Portfolio.

(f) The Fund Accounting Agent will maintain, at all times during the term of this Agreement, errors and omissions insurance, fidelity bonds and such other insurance as may be appropriate, in each case in a commercially reasonable amount sufficient to cover its potential liabilities under this Agreement. The Fund Accounting Agent agrees to provide the Funds with summaries of its applicable insurance coverage, and agrees to provide updated summaries monthly or as requested by the Funds.

(g) In order that the indemnification provisions contained in this Section 6 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

7.	COMPENSATION. As compensation for services rendered by the Fund Accounting Agent during the term of this Agreement, each Fund or each Fund on behalf of its applicable Portfolios, will pay to the Fund Accounting Agent a fee or fees as may be agreed to from time to time in writing by the Fund and the Fund Accounting Agent.

8.	DURATION AND TERMINATION.

(a) Term. This Agreement shall be effective on the date first written above and shall continue in full force and effect through and including December 31, 2016 (the “Initial Term”).

(b) Termination for Cause. Notwithstanding the preceding clause (a) of this Section 8, in the event that (i) the Fund Accounting Agent or a Fund shall fail in any material respect to perform its duties and obligations hereunder pursuant to the applicable standard of care set forth herein (a “Defaulting Party”), the other party (the “Other Party”) shall have given written notice thereof to the Defaulting Party, and such material failure shall not have been remedied to the reasonable satisfaction of the Other Party within thirty (30) days after such written notice is received, or (ii) the Fund Accounting Agent shall be indicted for a crime, shall commence any bankruptcy or insolvency proceeding or have such a proceeding initiated against it which shall not be dismissed within sixty (60) days, or shall suffer any other material adverse change in its condition, operations or professional reputation that is determined by a Fund in its reasonable discretion to threaten the continuing performance of services hereunder or the reputation of the Fund, then the Other Party (in the case of termination pursuant to clause (i)) or the Fund (in the case of termination pursuant to clause (ii)) may terminate this Agreement by providing thirty (30) days written notice of such termination to the Defaulting Party (in the case of termination pursuant to clause (i)) or the Fund Accounting Agent (in the case of termination pursuant to clause (ii)). In any case of termination by reason of default, such termination shall not constitute a waiver by the Other Party of any other rights it may have hereunder against the Defaulting Party. In addition, notwithstanding the preceding clause (a) of this Section 8, this Agreement may be terminated by one or more Funds immediately in the event of an appointment of a conservator or receiver for the Fund Accounting Agent or any parent of the Fund Accounting Agent by a regulatory agency or court of competent jurisdiction. Upon termination of the Agreement pursuant to this clause (b) with respect to any Fund or Portfolio, the Fund, on behalf of the applicable Portfolio, shall pay to the Fund Accounting Agent such compensation as shall have accrued to the effective date of such termination (the “Termination Date”).

(c) Cross-Termination for Cause. In addition, notwithstanding the preceding clause (a) of this Section 8, this Agreement may be terminated by the Fund Accounting Agent or by one or more Funds (with respect to the affected Funds or Portfolios) with no less than one hundred twenty (120) days’ notice in the case of termination of this Agreement by the Fund Accounting Agent, or thirty (30) days’ notice in the case of termination of this Agreement by a Fund, to the affected Funds or Fund Accounting Agent, as applicable, in the event of the termination of the custodian services agreement dated of even date herewith by and between the Fund(s) and State Street Bank and Trust Company, as Custodian (the “Custodian Services Agreement”), for cause pursuant to Section 9(b) thereof with respect to such Funds or Portfolios. Such termination notice must be provided by the terminating party no later than ninety (90) days after termination the relevant portion of the Custodian Services Agreement in order to be effective under this clause (c). Upon termination of the Agreement pursuant to this clause (c) with respect to any Fund or Portfolio, the Fund, on behalf of the applicable Portfolio, shall pay to the Fund Accounting Agent such compensation as shall have accrued to the Termination Date.

(d) Deemed Cross-Termination for other than Cause. In addition, notwithstanding the preceding clause (a) of this Section 8, this Agreement may be terminated by the Fund Accounting Agent or by one or more Funds (with respect to the affected Funds or Portfolios) with no less than one hundred twenty (120) days’ notice in the case of termination of this Agreement by the Fund Accounting Agent, or thirty (30) days’ notice in the case of termination of this Agreement by a Fund, to the affected Funds or Fund Accounting Agent, as applicable, in the event of the termination by the other party or parties of the Custodian Services Agreement with respect to such party or parties other than for cause pursuant to Section 9(b) of such Custodian Services Agreement. Such termination notice must be provided by each terminating party no later than ninety (90) days after termination the relevant portion of the Custodian Services Agreement in order to be effective under this clause (d). Upon termination of this Agreement pursuant to this clause (d) by any Fund or Portfolio as a result of the Custodian’s termination of the Custodian Services Agreement other than for cause, the applicable Fund shall pay to the Fund Accounting Agent such compensation as shall have accrued to the Termination Date.

(e) Change of Control of Fund Accounting Agent. The Fund Accounting Agent shall notify the Funds promptly following the execution of any agreement that would result in, or would be expected to result in, a change of control of the Fund Accounting Agent or any parent of the Fund Accounting Agent. Notwithstanding clause (a) of this Section 8, this Agreement may be terminated by one or more Funds upon at least sixty (60) days written notice following notice of execution of any such agreement.

(f) Termination for Non-Ordinary Course Transaction. Notwithstanding the preceding clause (a) of this Section 8, this Agreement may be terminated by a Fund, with respect to any Fund or Portfolio, upon written notice to the Fund Accounting Agent, in the event that the applicable Board approves (i) the liquidation or dissolution of the Fund or Portfolio, (ii) the merger of the Fund or Portfolio into, or the consolidation of the Fund or Portfolio with, another entity, or (iii) the sale by the Fund or Portfolio of all, or substantially all, of its assets to another entity. Upon termination of this Agreement pursuant to this clause (f), the applicable Fund shall pay to the Fund Accounting Agent such compensation as shall have accrued to the Termination Date.

(g) Any Fund may terminate this Agreement with respect to such Fund or its Portfolio(s) for any reason other than as set forth in clauses (b), (c) (d), (e) or (f) of this Section 8 provided that (i) the applicable Fund shall be required to provide the Fund Accounting Agent at least six (6) months’ notice of the Termination Date; (ii) on the Termination Date, the applicable Fund shall pay the Fund Accounting Agent its compensation due through the Termination Date and shall reimburse Fund Accounting Agent for its reasonable costs, expenses and disbursements incurred through the Termination Date; provided, however, that if the applicable Fund provides less than six (6) months’ notice of the Termination Date, then on the Termination Date the Fund shall pay the Fund Accounting Agent its compensation due through the date occurring six (6) months after the date of delivery of such lesser notice (based upon the average compensation previously earned by Fund Accounting Agent with respect to such Fund or Portfolio for the three (3) calendar months most recently preceding the delivery date of such notice) and shall reimburse the Fund Accounting Agent for its reasonable costs, expenses and disbursements incurred through the Termination Date; and (iii) notwithstanding the foregoing, if the end of the Term (as defined in clause (a) of this Section 8) is to occur less than six (6) months from the date of notice of termination, the applicable Fund shall provide such lesser notice as may be reasonably practicable, and on the Termination Date the applicable Fund shall pay the Fund Accounting Agent its compensation due through the Termination Date and shall reimburse Fund Accounting Agent for its reasonable costs, expenses and disbursements incurred through the Termination Date. Upon receipt of such payment and reimbursement as is due to the Fund Accounting Agent pursuant to this Section 8(g), the Fund Accounting Agent will deliver such Fund’s or Portfolio’s securities and cash as set forth hereinbelow.

(h) Termination of this Agreement with respect to the coverage of any one particular Fund or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Fund or Portfolio.

(i) In accordance with Section 3(g) hereof, all reasonable out-of-pocket expenses associated with the transfer of books and records upon any termination of this Agreement or of services hereunder with respect to any Fund or Portfolio shall be borne by the Fund Accounting Agent (except as may be specifically agreed in writing by the Fund in relation to special or unduly burdensome arrangements).

(j) Notwithstanding any provision of this Section 8 to the contrary, in the event that this Agreement is terminated in its entirety, the parties agree to continue operating under the terms of this Agreement as if this Agreement remained in full force and effect for one year or for such shorter period of time as the parties may mutually agree is necessary for the Fund Accounting Agent to deliver the books and records and any other properties of the Funds held hereunder by Sub-Accounting Agent to a successor provider of accounting services in an orderly manner.

(k) Any termination of services under this Agreement shall not affect the rights and obligations of the parties under Sections 5, 8 and 9 hereof.

9.	CONFIDENTIALITY.

(a) The Fund Accounting Agent agrees to keep confidential, and to cause its employees and agents to keep confidential, all records of the Funds and information relating to the Funds, including without limitation information as to their respective shareholders and their respective portfolio holdings, unless the release of such records or information is made in connection with the services provided under this Agreement, at the written direction of the applicable Funds or Managers or otherwise consented to, in writing, by the such Funds or Managers. Each Fund agrees that such consent shall not be unreasonably withheld where the Fund Accounting Agent may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, or that is independently derived by any party hereto without the use of any information derived in connection with the services provided under this Agreement. Notwithstanding the foregoing, the Fund Accounting Agent may aggregate Fund or Portfolio data with similar data of other customers of the Fund Accounting Agent (“Aggregated Data”) and may use Aggregated Data for purposes of constructing statistical models so long as such Aggregated Data represents such a sufficiently large sample that no Fund or Portfolio data can be identified either directly or by inference or implication.

(b) Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “GLB Act”), disclosed or otherwise made accessible by a party hereunder is for the specific purpose of permitting the other party to perform its duties as set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the GLB Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the GLB Act.

(c) Without limiting the generality of the preceding clause (a), the Fund Accounting Agent acknowledges and agrees that the Funds are prohibited by law from making selective public disclosure of information regarding portfolio holdings, that disclosure of any and all such information to the Fund Accounting Agent hereunder is made strictly under the conditions of confidentiality set forth in this Section 9 and solely for the purposes of the performance of accounting services hereunder, that any misuse of such information (including without limitation any disclosure to others by the Fund Accounting Agent or any of its employees or agents, or any trading on the basis of such information by anyone in receipt of such information) may constitute a criminal offense of trading on or tipping of material inside information regarding publicly traded securities, that access to any and all such information regarding portfolio holdings of the

Funds shall be restricted to those persons needing such information in the course of the performance of duties hereunder, and that the Fund Accounting Agent shall apprise all such persons having access of the obligation hereunder and under applicable law to prevent unauthorized disclosure of such confidential information.

(d) The Fund Accounting Agent acknowledges and agrees that any breach or threatened breach of this Section 9 would cause not only financial damage, but irreparable harm to the Funds, for which money damages will not provide an adequate remedy. Accordingly, in the event of a breach or threatened breach of this Section 9, the Funds shall, in addition to all other rights and remedies they may have, be entitled to an injunction (without the necessity of posting any bond or surety) restraining disclosure or misuse, in whole or in part, of any confidential information.

(e) The Fund Accounting Agent will implement and maintain a written information security program that contains appropriate security measures to safeguard confidential records and information of the Funds, including the personal information of the Funds’ shareholders, employees, directors and/or officers that the Fund Accounting Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

10.	NOTICES.

(a) All notices and other communications, excluding Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed, if to the Fund Accounting Agent, to:

Neal J. Chansky, Senior Vice President

State Street Bank and Trust Company

U.S. Investor Services Division, LCC/2S

Lafayette Corporate Center

2 Avenue de Lafayette

Boston, Massachusetts 02111-1724

Tel: (617) 662-1376

Fax: (617)

with a copy to:

Mary Moran Zeven, Senior Vice President and Senior Managing Counsel

State Street Bank and Trust Company

Legal Division, LCCI2S

Lafayette Corporate Center

2 Avenue de Lafayette

Boston, Massachusetts 02111-1724

Tel: (617) 662-1783

Fax: (617) 662-2702

if to the Fund, to:

Legg Mason & Co., LLC

Attn: General Counsel

100 First Stamford PI., 6th FI.

Stamford, CT 06902

or at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

11.	MISCELLANEOUS.

(a) This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

(b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party, nor may the duties of either party hereunder be delegated, without the prior written consent of the other party, except that the Fund Accounting Agent may assign or delegate certain of its obligations hereunder to an affiliate or subsidiary of the Fund Accounting Agent without the Funds’ prior written consent, provided that the Fund Accounting Agent shall remain responsible for the actions and omissions of such affiliate or subsidiary as if such actions or omissions were taken by the Fund Accounting Agent.

(c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and all schedules, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

(d) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

(e) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

(f) The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(g) This Agreement shall be deemed to be a contract made in the Commonwealth of Massachusetts and governed by laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law.

(h) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(i) Regulation GG. Each Fund hereby represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) (“Regulation GG”). For the avoidance of doubt, the term “engage” shall not be deemed to include a passive investment made in the ordinary course of business. Each Fund hereby covenants and agrees that it shall not engage in an Internet gambling business. In accordance with Regulation GG, each Fund is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Fund Accounting Agent pursuant to this Agreement or otherwise between or among any party hereto.

12.	FUNDS AS PARTIES; LIMITATION ON FUND LIABILITIES.

(a) The Fund Accounting Agent acknowledges and agrees that the obligations assumed by each of the Funds hereunder shall be limited in all cases to the assets of the Fund and that the Fund Accounting Agent may not seek satisfaction of any such obligation from the officers, agents, employees, trustees, directors or shareholders of the Fund or of any Portfolio of the Fund, and to the extent such trustees or officers are regarded as entering into this Agreement, they do so only as trustees or officers and not individually and that the obligations of this Agreement are not binding upon any such trustee, officer, employee or shareholder individually, but are binding only upon the assets and property of said Fund (or Portfolio thereof). The Fund Accounting Agent hereby agrees that such trustees, officers, employees or shareholders shall not be personally liable under this Agreement and that the Fund Accounting Agent shall look solely to the property of the Fund (or Portfolio thereof) for the performance of the Agreement or payment of any claim under the Agreement.

(b) This Agreement is an agreement entered into between the Fund Accounting Agent and each of the Funds with respect to each Portfolio. With respect to any obligation of the Fund on behalf of any Portfolio arising out of this Agreement, the Fund Accounting Agent shall look for payment or satisfaction of such obligation solely to the assets of the Portfolio to which such obligation relates with the same effect as if the Fund Accounting Agent had separately contracted with the Fund by separate written instrument with respect to each Portfolio.

(c) Additional management investment companies (each a “New Fund”) and additional portfolios or series of existing management investment companies that are listed on Exhibit A hereto or of New Funds (each a “New Portfolio”) may from time to time be added as Funds and Portfolios serviced under this Agreement by (A) delivery to the Fund Accounting Agent of (i) an executed instrument of adherence by the New Fund or the existing Fund of which the New Portfolio is a series, pursuant to which such New Fund or Fund, as applicable, agrees to become bound by and party to this Agreement with respect to the New Portfolio, (ii) an amendment and restatement of Exhibit A setting forth the appropriate information as to such New Fund and its series or portfolios or as to such New Portfolio, and (iii) copies of the Governing Documents of such New Fund and/or New Portfolio and (B) the Fund Accounting Agent’s receipt of the foregoing documents, whereupon the Fund Accounting Agent, subject to satisfactory completion of its customary due diligence, may agree in writing to the addition of such New Fund and its series or portfolios or such New Portfolio, which agreement shall not be unreasonably withheld, it being understood that the Fund Accounting Agent shall not be deemed to be unreasonable in the event that (i) the Fund Accounting Agent’s ability to provide services hereunder to the New Fund or the New Portfolio is otherwise restricted by regulatory requirements or its internal risk profiles or policies, which may include consideration of material changes to the risks contemplated by the provision of the services under this Agreement to a New Fund or New Portfolio or (ii) the Fund Accounting Agent does not generally offer fund accounting and financial administration services to institutional clients regarding the particular type of fund or assets.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

EACH MANAGEMENT INVESTMENT COMPANY IDENTIFIED ON EXHIBIT A HERETO

By	/s/ R. Jay Gerken
Name:	R. Jay Gerken
Title:	President

Exhibit A

Legg Mason Partners Equity Trust

Legg Mason Batterymarch Global Equity Fund

Legg Mason Batterymarch S&P 500 Index Fund

Legg Mason Batterymarch U.S. Large Cap Equity Fund

Legg Mason Capital Management All Cap Fund

Legg Mason ClearBridge Aggressive Growth Fund

Legg Mason ClearBridge Appreciation Fund

Legg Mason ClearBridge Equity Fund

Legg Mason ClearBridge Equity Income Builder Fund

Legg Mason ClearBridge Fundamental All Cap Value Fund

Legg Mason ClearBridge Large Cap Growth Fund

Legg Mason ClearBridge Large Cap Value Fund

Legg Mason ClearBridge Mid Cap Core Fund

Legg Mason ClearBridge Mid Cap Growth Fund

Legg Mason ClearBridge Small Cap Growth Fund

Legg Mason ClearBridge Small Cap Value Fund

Legg Mason ClearBridge Tactical Diversified Income Fund (fka Legg Mason ClearBridge Diversified Large Cap Growth Fund)

Legg Mason Dynamic Multi-Strategy Fund

Legg Mason Esemplia Emerging Markets Long-Short Fund

Legg Mason Global Currents International All Cap Opportunity Fund

Legg Mason Global Currents International Small Cap Opportunity Fund

Legg Mason Investment Counsel Financial Services Fund

Legg Mason Investment Counsel Social Awareness Fund

Legg Mason Lifestyle Allocation 85%

Legg Mason Lifestyle Allocation 70%

Legg Mason Lifestyle Allocation 50%

Legg Mason Lifestyle Allocation 30%

Legg Mason Permal Tactical Allocation Fund

Legg Mason Target Retirement 2015

Legg Mason Target Retirement 2020

Legg Mason Target Retirement 2025

Legg Mason Target Retirement 2030

Legg Mason Target Retirement 2035

Legg Mason Target Retirement 2040

Legg Mason Target Retirement 2045

Legg Mason Target Retirement 2050

Legg Mason Target Retirement Fund

Legg Mason Partners Income Trust

Western Asset Adjustable Rate Income Fund

Western Asset California Municipals Fund

Western Asset Corporate Bond Fund

Western Asset Global High Yield Bond Fund

Western Asset Global Strategic Income Fund

Western Asset High Income Fund

Western Asset Intermediate Maturity California Municipals Fund

Western Asset Intermediate Maturity New York Municipals Fund

Western Asset Intermediate-Term Municipals Fund

Western Asset Managed Municipals Fund

Western Asset Massachusetts Municipals Fund

Western Asset Mortgage Backed Securities Fund

Western Asset Municipal High Income Fund

Western Asset New Jersey Municipals Fund

Western Asset New York Municipals Fund

Western Asset Oregon Municipals Fund

Western Asset Pennsylvania Municipals Fund

Western Asset Short Duration Municipal Income Fund

Western Asset Short-Term Bond Fund

Western Asset Emerging Markets Debt Fund

Legg Mason Partners Variable Equity Trust

Legg Mason ClearBridge Variable Aggressive Growth Portfolio

Legg Mason ClearBridge Variable Appreciation Portfolio

Legg Mason ClearBridge Variable Equity Income Builder Portfolio

Legg Mason ClearBridge Variable Fundamental All Cap Value Portfolio

Legg Mason ClearBridge Variable Large Cap Growth Portfolio

Legg Mason ClearBridge Variable Large Cap Value Portfolio

Legg Mason ClearBridge Variable Mid Cap Core Portfolio

Legg Mason ClearBridge Variable Small Cap Growth Portfolio

Legg Mason Dynamic Multi-Strategy VIT Portfolio

Legg Mason Investment Counsel Variable Social Awareness Portfolio

Legg Mason Variable Lifestyle Allocation 50%

Legg Mason Variable Lifestyle Allocation 70%

Legg Mason Variable Lifestyle Allocation 85%

Legg Mason Partners Variable Income Trust

Legg Mason Western Asset Variable Global High Yield Bond Portfolio

Legg Mason Western Asset Variable High Income Portfolio

Legg Mason Western Asset Variable Strategic Bond Portfolio

Legg Mason Partners Money Market Trust

Western Asset California Tax Free Money Market Fund (f/k/a Western Asset California Tax Free Reserves)

Western Asset Connecticut Municipal Money Market Fund (f/k/a Western Asset Connecticut Tax Free Reserves)

Western Asset Government Reserves

Western Asset Liquid Reserves

Western Asset New York Tax Free Money Market Fund

Western Asset Tax Free Reserves

Western Asset U.S. Treasury Reserves

Legg Mason Partners Institutional Trust

Western Asset Institutional AMT Free Municipal Money Market Fund

Western Asset Institutional Cash Reserves

Western Asset Institutional Government Reserves

Western Asset Institutional Liquid Reserves

Western Asset Institutional Tax Free Reserves

Western Asset Institutional U.S. Treasury Reserves

Western Asset SMASh Series C Fund

Western Asset SMASh Series EC Fund

Western Asset SMASh Series M Fund

Legg Mason Partners Premium Money Market Trust

Western Asset Premium Liquid Reserves

Western Asset Premium U.S. Treasury Reserves

Western Asset Premium Tax Free Reserves

Master Portfolio Trust

Government Portfolio

Liquid Reserves Portfolio

Prime Cash Reserves Portfolio

Tax Free Reserves Portfolio

U.S. Treasury Reserves Portfolio

ClearBridge Energy MLP Fund Inc.

ClearBridge Energy MLP Opportunity Fund Inc.

ClearBridge Energy MLP Total Return Fund Inc.

Legg Mason BW Global Income Opportunities Fund Inc.

LMP Capital & Income Fund Inc.

LMP Corporate Loan Fund Inc.

LMP Real Estate Income Fund Inc.

Western Asset Emerging Markets Debt Fund Inc.

Western Asset Emerging Markets Income Fund Inc.

Western Asset Global Corporate Defined Opportunity Fund Inc.

Western Asset Global High Income Fund Inc.

Western Asset Global Partners Income Fund Inc.

Western Asset High Income Fund Inc.

Western Asset High Income Fund II Inc.

Western Asset High Income Opportunity Fund Inc.

Western Asset High Yield Defined Opportunity Fund Inc.

Western Asset Inflation Management Fund Inc.

Western Asset Intermediate Muni Fund Inc.

Western Asset Investment Grade Defined Opportunity Trust Inc.

Western Asset Managed High Income Fund Inc.

Western Asset Managed Municipals Fund Inc.

Western Asset Mortgage Defined Opportunity Fund Inc.

Western Asset Municipal Defined Opportunity Trust Inc.

Western Asset Municipal High Income Fund Inc.

Western Asset Municipal Partners Fund Inc.

Western Asset Variable Rate Strategic Fund Inc.

Western Asset Worldwide Income Fund Inc.

Legg Mason Global Asset Management Trust

Legg Mason Batterymarch Emerging Markets Trust

Legg Mason Batterymarch International Equity Trust

Legg Mason Batterymarch U.S. Small Capitalization Equity Portfolio

Legg Mason BW Absolute Return Opportunities Fund

Legg Mason BW Diversified Large Cap Value Fund

Legg Mason BW Global Opportunities Bond Fund

Legg Mason BW International Opportunities Bond Fund

Legg Mason Capital Management Disciplined Equity Research Fund

Legg Mason Capital Management Growth Trust

Legg Mason Capital Management Special Investment Trust

Legg Mason Capital Management Value Trust

Legg Mason Strategic Real Return Fund

Legg Mason Investment Trust

Legg Mason Capital Management Opportunity Trust

Legg Mason Tax-Free Income Fund

Legg Mason Investment Counsel Maryland Tax-Free Income Trust

Western Asset Funds, Inc.

Western Asset Core Bond Fund

Western Asset Core Plus Bond Fund

Western Asset Global Government Bond Fund

Western Asset Global Multi-Sector Fund

Western Asset High Yield Fund

Western Asset Inflation Indexed Plus Bond Fund

Western Asset Intermediate Bond Fund

Western Asset Global Government Bond Fund

Western Asset Total Return Unconstrained Fund

Western Asset Income Fund

Western Asset/Claymore U.S. Inflation Protected Securities Fund

Western Asset/Claymore U.S. Inflation Protected Securities Fund 2

Western Asset Premier Bond Fund

Real Return Fund, Ltd.

Tactical Allocation Fund, Ltd.